[OPCO Letterhead]

October 8, 2008

Octavian International Ltd.
Bury House, 1-3 Bury Street
Guildford, Surrey
GU2 4AW
United Kingdom

Attention: Harmen Brenninkmeijer, CEO

Dear Sirs:

This letter agreement (“Agreement”) confirms the terms and conditions upon which Oppenheimer & Co. Inc. (“Oppenheimer”) has introduced potential investors (“Investors”) to Octavian International Ltd. (the “Company”) in connection with a potential private placement of securities of the Company (the “Transaction”). The parties hereto expressly acknowledge that pursuant to this letter agreement Oppenheimer will not provide any other services except for introducing Investors to the Company.

In making such introductions, Oppenheimer will not be acting as your agent but as a finder in connection with the Transaction. You hereby acknowledge, consent to, and agree that Oppenheimer is acting solely as finder with respect to this Agreement and the transactions contemplated hereby, and none of Oppenheimer or any of its affiliates or its or their respective officers, directors, employees, representatives or agents (collectively, the “Representatives”) shall have any obligation or liability to the Company whatsoever in connection herewith or with respect to the Transaction. You shall keep the terms and provisions of this Agreement strictly confidential, and you will not disclose the identity of Oppenheimer or its Representatives without the prior written consent of Oppenheimer; provided that Oppenheimer consents (i) to the disclosure of the terms of this Agreement on a confidential basis to the Investors and (ii) the disclosure of this Agreement in the Current Report on Form 8-K filed with the Securities and Exchange Commission following the Transaction (“Super 8-K”) and the inclusion of this Agreement as an Exhibit to the Super 8-K; provided, that Oppenheimer shall have the opportunity to comment on any such disclosure and the Company shall use commercially reasonable efforts to address such comments. The foregoing obligation of confidentiality shall cease with respect to any portion of confidential information that has become public other than as a result of the breach of this Agreement by the Company. Notwithstanding the foregoing and except as otherwise provided in (i) and (ii) above, the Company shall not publicly disclose the name of Oppenheimer, or include the name of Oppenheimer in any filing with the Securities and Exchange Commission or any regulatory agency or trading market or exchange, without the prior written consent of Oppenheimer, except: (a) as required by federal securities laws, rules, regulation or judicial process or as otherwise permitted by Oppenheimer and (b) to the extent such disclosure is required by trading market or exchange rules or regulations, in which case the Company shall provide Oppenheimer with prior notice of such disclosure and the Company shall use commercially reasonable effort to address any comments of Oppenheimer.

In consideration of the foregoing, the Company agrees to pay Oppenheimer a finder's fee of: (1) (i) 8% of the gross proceeds raised from the Investors introduced by Oppenheimer in connection with the Transaction other than Dynamic Decisions Capital Management Ltd. (Dynamic); plus (ii) 4%of the gross proceeds raised from Dynamic, minus (2) $100,000.00 (the “Fee”). The Fee shall be payable upon the closing of the Transaction from an escrow account to be established by the Investors and the Company.

In addition, Oppenheimer shall have the right to purchase at the closing of the Transaction, for $.01 each, warrants to purchase eight percent (8%) of the securities represented by the securities sold and placed with Investors other than Dynamic and four percent (4%) of the securities represented by the securities sold and placed with Dynamic. The warrants will be exercisable after one year, will have a cashless exercise option and will otherwise have the same terms as any warrants issued to the Investors in connection with this Transaction.

Anything herein to the contrary notwithstanding, you agree not to circumvent or attempt to circumvent this Agreement in an attempt to deprive Oppenheimer of any Fees or other remuneration.

You agree to the indemnification and reimbursement provisions set forth in Annex A hereto, which is incorporated herein by reference and made a part hereof as if fully set forth below. Such indemnification obligations shall survive execution, delivery and performance of this Agreement.

The parties hereto agree that, prior to the Company accepting any investment by an Investor identified by Oppenheimer, each will use their commercially reasonable efforts to have such Investor sign the letter attached as Annex B (or a letter otherwise suitable to Oppenheimer) informing such Investor that Oppenheimer is merely acting as a finder in connection with the Transaction. Executed copies of each such letter obtained by the Company shall be provided to Oppenheimer promptly following their execution.

This Agreement and all rights and obligations hereunder shall be binding upon and inure to the benefit of each party's successors, but may not be assigned without the prior written consent of the other party hereto which shall not be unreasonably withheld. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof.

This letter agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. The Company irrevocably submits to the jurisdiction of any court of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of this letter agreement or our engagement hereunder. Each of the Company and Oppenheimer hereby waives any right it may have to a trial by jury in respect of any claim brought by or on behalf of either party based upon, arising out of or in connection with this letter agreement, our engagement hereunder or the transactions contemplated hereby. All fees and expenses payable hereunder will be payable in U.S. dollars in cash.

The Company hereby irrevocably consents to the service of process in any proceeding by the mailing of copies of such process to the Company at its address set forth above.

Nothing contained herein shall limit or prohibit either the Company or Oppenheimer from complying with any laws it may be subject to with respect to the Transaction or otherwise.

Either party may terminate this letter agreement at any time upon written notice to the other party provided that (i) the provisions with respect to confidentiality and indemnification shall survive such termination, (ii) the Company’s obligation to pay any Fee and grant any warrants triggered prior to such termination shall survive such termination, and (iii) if prior to November 1, 2009 (the “Tail Period”), the Company reaches an agreement in principal for the sale of securities of the Company to any Investor(s) which Oppenheimer contacted regarding the Transaction, the Company shall (a) pay Oppenheimer the Fee with respect to the gross proceeds received by the Company from such Investor out of the closing of such transaction and (b) grant Oppenheimer the warrants described above with respect to the gross proceeds received by the Company from such Investor out of the closing of such transaction (provided, however, that the Company’s obligation to grant such warrants shall only apply with respect to the first $20 million of gross proceeds raised from Investors during the term of this Agreement or as contemplated by the Tail Period above). Upon termination of this Agreement and upon the request of the Company, Oppenheimer shall supply the Company with a list of any Investors that it contacted regarding the Transaction prior to the termination of this Agreement.

Please confirm your agreement with the above by signing below and returning this letter to me by fax at (212) 885-4901 (with the assigned counterpart copy followed by overnight courier).

Very truly yours,

OPPENHEIMER & CO. INC.

By:________________________________
Clark Spurrier
Managing Director
Accepted and Agreed:

Octavian International Ltd.

By:________________________________
Harmen Brenninkmeijer
Chief Executive Officer

ANNEX A

The Company agrees to indemnify and hold harmless Oppenheimer and its affiliates and their respective former and present directors, officers, employees, agents and controlling persons (each such person, including Oppenheimer, an "Indemnified Party") to the fullest extent permitted by law from and against any losses, claims, damages and liabilities, joint or several (collectively, the "Damages"), to which such Indemnified Party may become subject in connection with or otherwise relating to or arising from any transaction contemplated by this letter agreement, and will reimburse each Indemnified Party for all fees and expenses (including the fees and expenses of counsel) (collectively, "Expenses") as incurred in connection with investigating, preparing, pursuing or defending any threatened or pending claim, action, proceeding or investigation (collectively, the "Proceedings") arising therefrom, whether or not such Indemnified Party is a formal party to such Proceeding and in enforcing this letter agreement; provided that the Company will not be liable to any such Indemnified Party to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Indemnification Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party will have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any person asserting claims on behalf of the Company arising out of or in connection with any transactions or other matters contemplated by this letter agreement except to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Indemnified Party.

The Company agrees not to enter into any waiver, release or settlement of any Proceeding (whether or not Oppenheimer or any other Indemnified Party is a formal party to such Proceeding) in respect of which indemnification may be sought hereunder without the prior written consent of Oppenheimer (which consent will not be unreasonably withheld), unless such waiver, release or settlement (i) includes an unconditional release of Oppenheimer and each Indemnified Party from all liability arising out of such Proceeding and (ii) does not contain any factual or legal admission by or with respect to any Indemnified Party or any adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

The indemnity and reimbursement obligations of the Company hereunder will be in addition to any liability which the Company may otherwise have to any Indemnified Party and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

ANNEX B

October [ ], 2008

[name of Investor]
[address]

Attn: [ ]

Dear Sirs:

Octavian International Ltd. (the “Company”) has previously indicated to Oppenheimer & Co. Inc. (“Oppenheimer”) its interest in raising capital. As you (the “Purchaser”) are aware, Oppenheimer has referred you to the Company and, therefore, Oppenheimer may receive a finder’s fee from the Company if you make an investment in the Company. You hereby acknowledge that Oppenheimer has not provided any services to you or advice to you in connection therewith, except for introducing you to the Company, and that Oppenheimer acted merely as a finder exclusively in the proposed transaction.

Further, the undersigned hereby agrees and confirms that: (i) the Purchaser is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended; (ii) the decision to participate in the offering by the Company has been made by the Purchaser and the Purchaser confirms that it has undertaken an independent analysis of the merits and risks of an investment in the Company, based on the Purchaser’s own financial circumstances; (iii) the Purchaser has had the opportunity to receive information from the Company, and to ask questions of, and receive answers from, the Company, concerning such information; (iv) the Purchaser has not relied upon Oppenheimer in negotiating the terms of its investment in the Company’s securities; (v) in making a decision to purchase the securities, the Purchaser has not received or relied upon any investment advice or recommendation from Oppenheimer; (vi) the Purchaser hereby acknowledges that from time to time, Oppenheimer or one if its affiliates, as a result of the nature of its business, may possess material non-public information not known to the Purchaser, including (without limitation) information (the “Confidential Information”) regarding the business, assets, liabilities, results of operations, financial condition or competitors of the Company, and that such Confidential Information, if it had been disclosed, might affect the decision to invest or the price at which the undersigned would be willing to purchase the Shares. The Purchaser hereby represents and agrees that it has not requested and will not request that Oppenheimer or any of its affiliates to disclose to the undersigned, the undersigned’s representatives or any other party any such Confidential Information, and that none of Oppenheimer, or any of its affiliates will have any liability to the undersigned as a result of such non-disclosure.

Very truly yours,

OPPENHEIMER & CO. INC.

Agreed and Accepted on this
_______ day of _________ 2008

PURCHASER
[corporate name]

By:__________________________
Name:
Title: